UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One): [] Form l0-K []Form 20-F []Form ll-K [X]Form l0-Q []Form N-SAR

                                                      SEC FILE NUMBER: 333-137702

                                                      CUSIP NUMBER: 74162Y 10 4

          For Period Ended: September 30, 2010

                           --------------

                [ ] Transition Report on Form 10-K

                [ ] Transition Report on Form 20-F

                [ ] Transition Report on Form I l-K

                [ ] Transition Report on Form 10-Q

                [ ] Transition Report on Form N-SAR

          For the Transition Period Ended:

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I--REGISTRANT INFORMATION

                           PrimeCare Systems, Inc.

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                         Full Name of Registrant

                         -------------------------

                         Former Name if Applicable

                  610 Thimble Shoals Blvd, Suite 402A

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               Address of Principal Executive Office (Street and Number)

                        Newport News, VA 23606

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                         City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a)

The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]

(b)

The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c)

The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,

N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The financial statements of PrimeCare Systems, Inc. (the "Registrant") will not be completed by November 15, 2010, the last day for a timely filing of its Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2010, pursuant to Rule O-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 because the Registrant was not able to do so without unreasonable effort and expense.

                                                               SEC 1344 (6/94)

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     W. Jordan Fitzhugh            757

591-0323

           (Name)               (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the

    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,

    identify report(s).                                [X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion

    thereof?                                        [  ] Yes [x] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            PrimeCare Systems, Inc.

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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 5, 2010            By: /s/ Robert A. Shiver

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Robert A. Shiver, President